Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMMERCETEL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, COMMERCETEL, INC., a Nevada corporation (the “Maker”), promises to pay to MOBIVITY, LLC., PO Box 10, Princeton Junction, NJ 08550 (the “Holder”) the sum of Six Hundred Six Thousand, Sixty Four  Dollars ($606,064.00), together with any accrued and unpaid interest hereon, on August 1, 2012 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Acquisition Agreement dated as of the date hereof by and among the Maker, the Holder and the other parties named therein (as amended, modified and/or supplemented from time to time, the “Acquisition Agreement”).

The following terms shall apply to this Secured Subordinated Promissory Note (this “Note”):

ARTICLE I
INTEREST AND PAYMENTS

1.1 Interest Rate.  Interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to 6.25%.  Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable, in arrears, on each of May 1, 2011, August 1, 2011, November 1, 2011, February 1, 2012, and May 1, 2012 (each, a “Payment Date”), and on the Maturity Date, whether by acceleration or otherwise.   Interest payments are included in payments of the Quarterly Amount set forth below.

1.2 Principal Payments.  Amortizing payments of the Principal Amount (together with accrued and unpaid interest) shall be made in cash by the Maker on each Payment Date in the amount of $105,526.42 (the “Quarterly Amount”).  Any remaining Principal Amount together with any accrued and unpaid interest under this Note shall be due and payable on the Maturity Date.

1.3 Optional Prepayment.  The Maker may prepay this Note, in whole or in part, at any time without penalty.

ARTICLE II
SECURITY INTEREST; SUBORDINATION

2.1 Grant of Security Interest.  As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all obligations under this Note, the Maker hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Holder, and hereby grants to Holder, a security interest in all of the Maker’s right, title and interest in, to and under the collateral described on Schedule A hereto.  The foregoing security interest (a) shall be subordinated to any security interest granted by Maker to the holders of Senior Indebtedness (as defined below) and (b) shall terminate on the date on which the Principal Amount and all accrued and unpaid interest on this Note is paid in full.

2.2           Subordination.   All payments due under this Note shall be subordinated and made junior, in all respects to the payment in full of all principal, all interest accrued on and all other amounts due on any and all Senior Indebtedness (as defined in the next sentence); provided, that unless and until an event of default has occurred (and has not been cured) and is continuing with respect to the payment of principal or cash interest due with respect to Senior Indebtedness, the Maker shall be permitted to pay, and shall pay, to the Holder, all amounts due hereunder (including without limitation the Quarterly Amount due under Section 1.2).    “Senior Indebtedness” means all indebtedness owed by or incurred by the Maker or by Parent, from time to time, under (a) Parent’s 10% Senior Secured Convertible Bridge Notes, as the same may be extended or amended from time to time, or any replacement financing therefor (the “Bridge Notes”) or (b) other  senior securities (“Additional Senior Notes”); provided, however, that, in no event shall the aggregate outstanding principal amount of the Senior Indebtedness and the interest due thereunder at any time exceed the result of (i) $2,000,000 minus (ii) any payments made under the Bridge Notes or Additional Senior Notes minus (3) the principal amount of any Bridge Notes or Additional Senior Notes converted into equity pursuant to their terms (the “Senior Debt Cap”).  The Maker agrees not to, and will not permit any subsidiary to, create, incur, assume, suffer, or permit to exist, guaranty, or in any other manner become liable with respect to, any indebtedness for borrowed money in excess of the Senior Debt Cap that is senior in right of payment or otherwise to the Note.

ARTICLE III
EVENTS OF DEFAULT

3.1 Events of Default.  The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay.  The Maker fails to pay when due any principal or interest hereon,  and, in any such case, such failure shall continue for a period of ten (10) days following the date upon which the Holder delivers notice to Maker of any such failure;

(b)           Bankruptcy.  The Maker shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws; or

(c)  Insolvency.  The Maker shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business.

3.2 Default Payments.

(a) If Maker fails to pay when due any Quarterly Amount and such failure shall continue for a period of ten (10) days following the date upon which payment shall be due hereunder  (a “Quarterly Payment Failure”), then Parent will issue to Holder a number of Parent Shares equal to (i) the amount of such Quarterly Amount plus the amount(s) of any other Quarterly Amount(s) which then remain due and unpaid from prior Quarterly Payment Failures, divided by (ii) the volume weighted average trading price of the Parent Shares for the twenty-five (25) trading day period ending on the date that the current Quarterly Payment Failure occurred (a “Default Stock Payment”).   Parent will not be obligated to make more than one Default Stock Payment in respect of any single Quarterly Payment Failure.

Any Parent Shares issued pursuant to this Section 3.2(a) shall be deemed to be Acquiror Securities within the meaning of the Acquisition Agreement.

(b) Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Maker to the Holder under this Note.   If Holder exercises its rights under this Section 3.2 (b), then Parent’s obligations under Section 3.2(a) shall immediately terminate; provided that Holder shall be entitled to retain any and all Parent Shares it shall have received prior to the date that Holder demands repayment in full of all obligations and liabilities owing by Maker to the Holder under this Note pursuant to this Section 3.2(b).

ARTICLE IV
MISCELLANEOUS

4.1 No Assignment by Holder.   Holder will not assign this Note or any interest herein (by operation of law or otherwise) without the prior written consent of Maker, other than to another entity wholly owned by the Controlling Owners.

4.2 Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.3 Governing Law.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) THE MAKER AND THE HOLDER HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE MAKER, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE.  THE MAKER AND THE HOLDER EACH EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

4.4 Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

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IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name effective as of this 1st day of April, 2011.

COMMERCETEL, INC.

By:__________________________________
Name:
Title:

Agreed as to obligations under Section 3.2(a) by:

COMMERCETEL CORPORATION

By:__________________________________
Name:
Title:

Schedule A
Description of Collateral

The MV Assets and the Mobivity Assets identified on Schedule 1 and Schedule 2 to the Acquisition Agreement as the same existed as of the Effective Date.